UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

March 13, 2009

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WISCONSIN ENERGY CORPORATION	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 1331
Milwaukee, WI 53201
(414) 221-2345

001-01245	WISCONSIN ELECTRIC POWER COMPANY	39-0476280
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201
(414) 221-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WISCONSIN ENERGY CORPORATION
WISCONSIN ELECTRIC POWER COMPANY

ITEM 8.01 OTHER EVENTS.

On March 13, 2009, Wisconsin Electric Power Company ("Wisconsin Electric") and Wisconsin Gas LLC ("Wisconsin Gas"), both subsidiaries of Wisconsin Energy Corporation, initiated rate proceedings with the Public Service Commission of Wisconsin ("PSCW"). Wisconsin Electric has asked the PSCW to approve a rate increase for its Wisconsin retail electric customers of $76.5 million (2.8%) and a rate increase for its natural gas customers of approximately $22.1 million (3.6%). In addition, Wisconsin Electric has requested increases of approximately $1.4 million (5.8%) and $1.3 million (6.8%) for its Valley steam utility customers and Milwaukee County steam utility customers, respectively. Wisconsin Gas has asked the PSCW to approve a rate increase for its natural gas customers of approximately $38.9 million (4.6%). Both Wisconsin Electric and Wisconsin Gas have requested that these rates become effective January 1, 2010.

As part of its electric rate proceeding, Wisconsin Electric asked the PSCW to make the following determinations:

  New proposed depreciation rates will become effective prior to or concurrent with the implementation of the new base rates requested in the proceeding.
  Certain regulatory assets currently scheduled to be fully amortized over the next four years will instead be amortized over the next eight years.
  Wisconsin Electric will continue to receive 100% Allowance for Funds Used During Construction ("AFUDC") for capital expenditures on environmental control projects at its Oak Creek power plant, as well as 100% AFUDC for capital expenditures on an environmental control project at Edgewater 5 and on renewable energy projects including the proposed Glacier Hills Wind Park.
  If recommendations of the Governor's Task Force on Global Warming are enacted, Wisconsin Electric will have the option of applying for a limited reopener or for deferral accounting to address any increased costs or reduced sales that result from such enactment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISCONSIN ENERGY CORPORATION
(Registrant)

/s/ STEPHEN P. DICKSON
Date: March 16, 2009	Stephen P. Dickson - Vice President and Controller

WISCONSIN ELECTRIC POWER COMPANY
(Registrant)

/s/ STEPHEN P. DICKSON
Date: March 16, 2009	Stephen P. Dickson - Vice President and Controller